Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated as of November 7, 2024, between Arch U.S. MI Services Inc., a Delaware corporation (the "Arch U.S. MI"), and David Gansberg (the "Executive").

WHEREAS, Arch U.S. MI and the Executive entered into an Employment Agreement dated as of March 1, 2019 (the “Agreement”);
WHEREAS, Arch U.S. MI and the Executive wish to amend the terms and conditions of the Agreement as set forth herein;
WHEREAS, in that connection, Arch U.S. MI will assign the Agreement, as amended by this Amendment to Arch Capital Group (U.S.) Inc., a Delaware corporation and the parent of ACGL’s U.S.-based group (“Arch U.S.”), and Arch U.S. will assume and agree to perform Arch U.S. MI’s obligations under the Agreement, and, effective upon such assumption, Arch U.S. MI will have no further liability for the Agreement;
WHEREAS, the Executive wishes to agree to such assignment and assumption;
    NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree to amend the Agreement as follows.
I.Effective as of November 7, 2024, Arch U.S. MI will irrevocably, absolutely and unconditionally assign, transfer, convey and deliver to Arch U.S. and its successors and permitted assigns forever all of Arch U.S. MI’s right, title and interest of every kind, nature and description in, to and under the Agreement, as amended hereby, and Arch U.S. hereby accepts the assignment, transfer, conveyance and delivery of the Agreement, as amended hereby, and Arch U.S. hereby irrevocably, absolutely and unconditionally assumes, undertakes and agrees to pay, perform and discharge in full, and release and discharge Arch U.S. MI and its successors and assigns, irrevocably, completely, unconditionally and forever from any and all obligations under the Agreement, as amended hereby; and, effective on the effective date of such assignment and assumption, all references to the "Company" in the Agreement, as amended hereby, shall be to Arch U.S. The Executive hereby agrees and consents to such assignment and assumption.

II.Clause (a) of the definition of “Good Reason” in SECTION 1.01 is amended to read in its entirety as follows:

“(a) (x) the Executive’s ceasing to be President of Parent or (y) the material diminution of the Executive’s duties and responsibilities in the aggregate, taking into account both duties and responsibilities removed and new duties and responsibilities assigned;”

III.SECTION 3.01 is amended by adding the following new sentence at the end of the first paragraph thereof:

“Notwithstanding the foregoing, commencing on November 7, 2024, the Executive shall serve as President of Parent, reporting directly to the Chief Executive Officer of Parent, and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Chief Executive Officer of Parent; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position historically at Parent and at comparable companies.”

IV.New SECTION 3.02 is added to read in its entirety as follows:

“While employed by the Company hereunder, the Executive shall perform his duties (when not traveling or engaged elsewhere in the performance of his duties) in the Raleigh, North Carolina metropolitan area. The Executive shall travel to such places on the business of the Company on such occasions as the Company may from time to time reasonably require.”

V.New SECTION 3.06 Indemnification; D&O Insurance is added to read in its entirety as follows:

“The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or its affiliate or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and Parent’s certificate of incorporation or bylaws, against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, including, without limitation, attorneys’ fees and disbursements and judgments, and the Company shall advance expenses in connection therewith, to the fullest extent permitted or authorized by applicable law and Parent’s certificate of incorporation or bylaws. The Company shall cover the Executive as an insured under any contract of directors and officers liability insurance that is in effect from time to time covering members of the Board of Directors of Parent. The provisions of this Section 3.06 shall survive any expiration or termination of the Employment Period and continue in effect for so long as the Executive is subject to liability for any of the Executive’s acts and omissions to act occurring during his employment.”

VI.SECTION 4.01. Base Salary is hereby amended, effective November 7, 2024, by deleting “$650,000” from the first sentence thereof and replacing it with “$900,000”.

VII.The second sentence of SECTION 4.02 Bonuses is amended to read in its entirety as follows:

“For calendar years ending prior to the date the Executive becomes President of Parent, his target annual bonus will be 165% of his Base Salary for the year. For calendar years beginning after the date he becomes President of Parent, the Executive’s target annual bonus will be 185% of his Base Salary for the year. For the calendar year during which he becomes President of Parent, the Executive’s target annual bonus will be 165% of the amount of his Base Salary payable for the portion of the year prior to the date he becomes President of Parent and 185% of the amount of his Base Salary payable for the portion of the year that he serves as President of Parent.”

VIII.Clause (E)(i) of SECTION 5.02. Unjustified Termination is amended to read as follows: “(i) granted on or after March 1, 2019 and prior to March 31, 2024 and,”.

IX.Clause (F)(i) of SECTION 5.02. Unjustified Termination is amended to read as follows: “(i) granted on or after March 1, 2019 and prior to March 31, 2024 and,”.

X.SECTION 12.12 Entire Agreement. is amended to read as follows:

“This Agreement (including the documents referred to herein) together with the Amendment dated November 7, 2024, constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof, including, without limitation, the Employment Agreement dated as of April 7, 2017, between the Company and the Executive.”

    Except as amended by this Amendment, all other terms and conditions of the Agreement will remain in full force and effect in accordance with its terms. This Amendment will be governed by the laws of North Carolina without regard to principles of conflict of laws thereof. This Amendment may be executed in counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

ARCH U.S. MI SERVICES INC.

By:	/s/ Michael Schmeiser
	Name:	Michael Schmeiser
	Title:	President and Chief Executive Officer, Arch Mortgage Insurance Company

ARCH CAPITAL GROUP (U.S.) INC.
By:	/s/ François Morin
	Name:	François Morin
	Title:	Director

/s/ David Gansberg
David Gansberg